Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of December 1, 2009, by and between APP PHARMACEUTICALS, INC., (the “Company”) and THOMAS H. SILBERG (the “Executive” or the “Consultant”) and sets forth the terms and conditions governing the consulting relationship between the Parties.

WHEREAS, the Company and the Executive have entered into a Separation Agreement (the “Separation Agreement”) pursuant to Executive’s retirement as President and CEO of the Company effective December 31, 2009.

WHEREAS, the Company desires to ensure a smooth transition of the operational business to the Company’s new President and CEO and wishes to retain the Executive as consultant for these purposes for a limited period of time; and

WHEREAS, the Executive is willing to perform such consulting services to the Company as an independent contractor on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties agree as follows:

1.           Effective Date.  The “Effective Date” shall mean January 1, 2010.

2.           Contract Period. The term of this Agreement shall commence on the Effective Date and end on the first anniversary of the Effective Date unless earlier terminated as provided herein (such period to be called the “Term”)

3.           Option for Extension.  The Company shall have the option, but not the obligation, to extend the Term by a period of time determined by the Company, however up to another one-year-period (the “Extension Term”). Should the Company wish to exercise this option it shall inform the Consultant giving three months’ written notice prior to the end of the Term. The financial terms and other provisions contained herein shall apply mutatis mutandis to the Extension Term. Position and duties of the Consultant may be modified by the Company.

4.           Terms of Service.

(a)           Position and Duties.

(i)           Consultant shall perform all such activities as are necessary or desirable to ensure a smooth handover of the operational business of the Company to its new President and CEO. All such activities shall be carried out by the Consultant as instructed by the Company or its shareholder, or, absent any firm instruction, after due and reasonable liaison with the relevant representatives of the Company or its shareholder. In particular, Consultant shall make introductions to key customers, business partners, suppliers, industry figures and other business or company data and persons as the Company deems necessary or appropriate. Further services, e.g. advising on future projects of the Company, shall be agreed between Company and Consultant from time to time. All above consulting activities to be referred to herein as “Consulting Services”.

(ii)           Consultant and Company shall mutually agree on the location for performing the Consulting Services. The Consultant may be required under reasonable business circumstances to travel in connection with his performance of the duties.

(iii)          The Consultant agrees that, during the Term, he shall devote his time, energies and talents as are necessary to perform his duties under this Agreement, and shall perform such duties conscientiously and faithfully subject to the lawful directions of the Company or its shareholder.

(b)           Fees, Expenses.

(i)             Retainer. Commencing on the Effective Date Consultant shall receive an annual retainer of $20,000 payable in monthly installment in arrears (the “Retainer”).

(ii)            Consulting Fee.  In addition to the Retainer, for each full day of Consulting Services performed at the principal headquarters of the Company in Schaumburg, Illinois, or at any other location that requires Consultant to travel (e.g. production facilities or customer premises) the Company shall pay to the Consultant a fee of $1,500 (the “Consulting Fee”). Company and Consultant expect that the total Consulting Fee will add up to approximately $20,000 annually. The Consulting Fee shall be paid on a monthly basis.

(iii)           Expenses.  During the Term, the Company shall promptly reimburse the Consultant for pre-agreed out-of-pocket business expenses to the extent that such expenses are reimbursable under the Company’s policies in effect as of the date of this Agreement and such policies shall not change as applied to Consultant during the Term, provided further that Consultant submits reasonable evidence and documentation suitable for being used for tax purposes.

(iv)           Invoicing. The Consultant shall render monthly invoices in line with applicable tax requirements.

5.            (a)           Independent Contractor Status.  Company and Consultant each acknowledge and agree that Consultant shall serve as an independent contractor and not as an employee of the Company.  Company and Consultant hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not an employee of Company, for all purposes.

(b)           No Right to Fringe Benefits.  In connection with the Consulting Services (excluding the Separation Agreement), Consultant shall not be entitled to, and shall make no claim to, rights or fringe benefits afforded to Company’s employees, including health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement, profit-sharing, or any other policy or plan applicable to employees of the Company.

(d)           Responsibility for Taxes.  The Consultant is responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of the Retainer or the Consulting Fee paid by the Company pursuant to this Agreement.

(e)           Inability to Bind the Company.  Consultant shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Company or any of its respective affiliates or subsidiaries, or to bind the aforesaid in any manner, except as may be authorized in writing by a duly authorized officer or manager of Company, and shall not make any contrary representation to any third party.

6.           Termination of the Agreement.

(a)           Termination by Company.  The Agreement may be terminated by the Company during the Term only for Cause, for death or disability of the Consultant. Disability means disability within the meaning of the applicable disability plan, program or arrangement of the Company, as in effect from time to time. The Agreement may be terminated by the Company for Cause if (A) the Company provides Consultant with a Notice of Termination in accordance with Section 6(b) of this Agreement within 30 days after the initial occurrence or existence of an event or circumstance set forth in this Section 6(a), which notice shall specifically identify the event or circumstance that the Company believes constitutes Cause and (B) Consultant fails to correct the circumstance or event so identified within 30 days after the receipt of such notice.  For purposes of this Agreement, “Cause” shall mean:

(i)    Consultant’s material breach of this Agreement, including without limitation, Section 7 of this Agreement;

(ii)   Consultant’s willful misconduct or gross negligence in the performance of his respective duties to the Company or any of its respective affiliates or subsidiaries;

(iii)          Consultant’s willful material misrepresentation at any time to the Company or any of its respective affiliates or subsidiaries;

(iv)          Consultant’s intentional failure or refusal to perform his reasonably assigned duties;

(v)           the Consultant’s commission of any felony, or any other crime (whether or not a felony) involving dishonesty, fraud or breach of trust;

(vi)          Consultant’s willful or grossly negligent failure to comply with any written rules, regulations, policies or procedures of the Company or any of its respective affiliates or subsidiaries.

(b)           Notice of Termination. Any termination of this Agreement by the Company shall be communicated by a written notice (“Notice of Termination”) to the Consultant in accordance with Section 8(c) below.  The “Date of Termination” shall mean (i) if the Agreement is terminated by reason of the Consultant’s death, the date of his death, and (ii) if the Agreement is terminated by the Company for Cause or by reason of the Consultant’s Disability, the date specified in the Notice of Termination.

(c)           Obligations upon Termination.  If the Agreement is terminated by the Company, the Company shall have no obligation to Consultant other than to pay to Consultant, within 30 days after the Date of Termination, (1) any accrued but unpaid monthly installment of the Retainer, (2) any due but unpaid Consulting Fee, and (3) the Consultant’s business expenses that are reimbursable pursuant to Section 4 (b) (iii) which have not yet been reimbursed by the Company as of the Date of Termination.

7.           Covenants.

During the Term, and the Extension Term, if applicable, the Consultant shall continue to be bound by the covenants set forth in Section 6 of that certain Employment Agreement between the Executive, the Company and Fresenius Kabi AG (for the limited purposes set forth therein), dated September 30, 2008, (“Employment Agreement”) with such Section to survive the termination of the employment agreement.

8.           General Provisions.

(a)           Assignment.  Except as set forth in the following sentence, this Agreement, and the Parties’ rights and obligations hereunder, may not be assigned, and any purported assignment in violation hereof shall be null and void.  Company may, without the consent of the Consultant, assign this Agreement to any of its subsidiaries, its shareholder or Fresenius Kabi AG.

(b)           Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the state of Delaware, without giving effect to the conflicts of law principles thereof.

(c)           Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Company, to:

Fresenius Kabi AG
Else-Kröner-Straße 1, 61352
Bad Homburg, Germany
Attn: Rainer Baule

w/copy to:

APP Pharmaceuticals, Inc.
Attn: General Counsel
1501 East Woodfield Rd., 300E
Schaumburg, IL 60173

If to the Consultant, to the last address on file with the Company

Any such notice or communication shall be deemed to have been received (A) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (B) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (C) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent) and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(d)           Validity; Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.  Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this Agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(e)           Amendments and Waivers.  This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, however, that the observance of any provision of this Agreement may be waived in writing signed by the Party that will lose the benefit of such provision as a result of such waiver.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise specifically provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any right, power or remedy.

(f)            Entire Agreement; Effect on Prior Agreement.  Except for the provisions of the Separation Agreement, and Section 6 of the Employment Agreement  this Agreement shall constitute the entire agreement between the Parties, and shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(h)           Binding Effect.  This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, any successor to all or substantially all of the business and/or assets of the Parties.

(i)            No Third Party Beneficiaries.  Nothing in this Agreement shall confer upon any person not being a Party to this Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

9.           Section 409A.    It is intended that this Agreement will comply with Section 409A to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent.

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IN WITNESS WHEREOF, the Parties have signed this Agreement in their name and on their behalf, all on the day and year first above written.

APP PHARMACEUTICALS, INC.

By:	/s/ Bernhard Hampl
Name: Bernhard Hampl
Title: Executive Chairman

CONSULTANT

/s/ Thomas H. Silberg
Thomas H. Silberg